                                                                    EXHIBIT 99.1

(MERIDIAN RESOURCE CORPORATION LOGO)                                       NEWS

                            MERIDIAN RESOURCE REPORTS
                    FOURTH QUARTER AND FULL-YEAR 2006 RESULTS


Houston, Texas -- March 13, 2006 -- The Meridian Resource Corporation (NYSE:
TMR) today announced fourth-quarter and full-year 2006 financial results. The Company posted a net income for fourth quarter 2006 of $2.8 million or $0.03 per share, and generated $26.6 million in discretionary cash flow.

During 2006 the Company:

    o   Generated $132 million in discretionary cash flow;

    o   Produced 23.3 billion cubic feet of gas equivalent; and

    o   Ended the year with $75 million in long-term debt.

NET INCOME

Net income to common shareholders for the fourth quarter of 2006 was $2.8 million or $0.03 per diluted common share, compared to $14.3 million, or $0.16 per share for the fourth quarter of 2005. The difference between the two periods is due in large part to a 29% reduction in commodity prices, offset in part by a reduction in DD&A resulting from the ceiling test write down in the third quarter of 2006. Including hedging effect, the average realized equivalent prices the Company received in the fourth quarter of 2005 was $10.60 per thousand cubic feet of natural gas equivalent ("Mcfe") verses $7.57 per Mcfe in the same quarter of 2006. For full year 2006, the Company reported a net loss of $73.9 million, or $0.84 per diluted common share, compared to a net income of $27.8 million, or $0.31 per diluted common share, for full year 2005. Excluding the impact of the one time non-cash after tax ceiling test charge in the third quarter of 2006 of $87.7 million, the Company would have reported net income for the year of $13.8 million or $0.15 per share (a non-GAAP measure).

DISCRETIONARY CASH FLOW

Discretionary cash flow for the fourth quarter of 2006 was $26.6 million, compared to $50.8 million, for the fourth quarter of 2005. The difference between the two periods is due primarily to lower commodity prices and decreased production. For full year 2006, discretionary cash flow was $132.4 million, compared to $148.3 million for the full year 2005.

PRODUCTION VOLUMES

Production volumes for the fourth quarter of 2006 totaled 5.3 billion cubic feet of gas equivalent ("Bcfe"), or 57.9 Mmcfe per day compared to 6.1 Bcfe, or 66.0 Mmcfe per day for the fourth quarter of 2005. The difference between the two periods is due in part to the scheduled pipeline maintenance work done in the Biloxi Marshland field during the fourth quarter which caused the production to be shut-in for a period of approximately two weeks. Annual production volumes were 23.3 Bcfe, or 63.9 Mmcfe per day, for full year 2006 compared to 25.8 Bcfe, or 70.6 Mmcfe per day, for full year 2005.

OIL AND GAS REVENUES

Oil and gas revenues for the fourth quarter of 2006 totaled $40.3 million, or $7.57 per Mcfe, compared to total oil & gas revenues of $64.4 million, or $10.60 per Mcfe, for the fourth quarter of 2005. The difference between the two periods is due primarily to previously discussed price declines and reduced production. Total annual oil & gas revenues were $189.0 million, or $8.11 per Mcfe, for full year 2006, compared to $195.3 million, or $7.57 per Mcfe, for full year 2005.

LEASE OPERATING EXPENSES

Lease operating expenses for the fourth quarter of 2006 were $6.6 million, compared to $3.6 million for the fourth quarter of 2005. Lease operating expenses for full year 2006 were $22.6 million, compared to $15.9 million in full year 2005. Lease operating expenses increased primarily due to significantly higher insurance cost related to the hurricanes of late 2005, and overall industry-wide increases in service costs.

DEPLETION AND DEPRECIATION

Depletion and depreciation for the fourth quarter of 2006 was $20.7 million, a decrease of $6.2 million or 23% compared to $26.9 million for the fourth quarter of 2005. The difference between the two periods is due primarily to the ceiling test write down taken by the Company in the third quarter of 2006. For full year 2006, depletion and depreciation totaled $106.1 million or $4.55 per Mcfe, compared to $97.4 million or $3.78 per Mcfe for full year 2005. Depreciation and depletion expense on a per Mcfe basis increased primarily due to the impact of negative reserve revisions (see "Reserves" below) during the year and the rising costs in the industry for 2006 expenditures.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the fourth quarter of 2006 were $2.8 million or $0.53 per Mcfe compared to $4.7 million or $0.77 per Mcfe for the fourth quarter of 2005. For full year 2006, general and administrative expenses were $16.7 million or $0.71 per Mcfe, down by $1.3 million from $18.0 million or $0.70 per Mcfe for full year 2005. The decrease in general and administrative expenses between the periods was partially due to lower compensation expense related to the Company's bonus plans as a result of lower production volumes and lower commodity price realizations. Additional reductions in general and administrations were associated with lower accounting, legal and other professional fees.

INTEREST EXPENSE

Interest expense for the fourth quarter of 2006 was $1.6 million compared to $1.4 million for the fourth quarter of 2005. For the full year of 2006, interest expense totaled $6.0 million compared to $4.7 million for the full year of 2005. The difference between the two periods is due primarily to a slight increase in interest rates.

RESERVES

As of December 31, 2006, the Company's year-end oil and gas reserves totaled
95.2 Bcfe of which approximately 70% is natural gas. Proved developed reserves accounted for 72% of the Company's total proved reserves with the remaining 28% representing proved undeveloped reserves. Utilizing Securities and Exchange Commission price guidelines, the net present value (before income taxes and discounted at 10%), of the Company's total proved reserves at December 31, 2006 was approximately $337 million. During 2006, the Company added approximately
10.3 Bcfe of reserves as a result of acquisitions and its exploration and development efforts. In addition, the Company reported net negative revisions of approximately 2.7 Bcfe.

The following table provides a reconciliation of the Company's proved reserve quantities for the year ended December 31, 2006:

                                                           OIL              GAS             EQUIV.
                                                         (MBbls)          (MMcf)           (MMCFE)
                                                       ------------     ------------     -------------
      Balance, December 31, 2005                             5,177           79,917          110,979
         Production                                           (859)         (18,170)         (23,323)
         Discoveries and extensions                            270            7,138            8,758
         Acquisitions                                           24            1,390            1,534
         Revisions of previous estimates                       124           (3,460)          (2,719)
                                                       ------------     ------------     -------------
      Balance, December 31, 2006                             4,736           66,815           95,229
                                                       ============     ============     =============


CONFERENCE CALL

Meridian invites you to listen to its conference call which will discuss these results on March 13th at 2:00 p.m. Central Time. To participate in this conference call, dial 866-713-8395 (US/Canada) or 617-597-5309 (International) five to ten minutes before the scheduled start time and reference Conference ID #30256314. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID #75211077.

NON-GAAP FINANCIAL MEASURE

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.


The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

--------------------------------------------------------------------------------
SAFE HARBOR STATEMENT AND DISCLAIMER
Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2005.
--------------------------------------------------------------------------------


                                                   FOR MORE INFORMATION CONTACT:
                             Lance L. Weaver at (281) 597-7125, lweaver@tmrx.com
                         The Meridian Resource Corporation Website: www.tmrc.com

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                             SUMMARY OPERATIONS DATA
                (In thousands, except prices and per share data)
                                   (Unaudited)

                                                 Q4-06            Q4-05
                                              ------------------------------     -----------------------------
                                                   THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                              ------------------------------     -----------------------------
                                                DEC. 31,         DEC. 31,         DEC. 31,         DEC. 31,
                                                  2006             2005             2006             2005
                                              -------------    -------------     ------------     ------------
Production:
Oil (Mbbl)                                         206              202              859              882
Natural Gas (Mmcf)                               4,089            4,867           18,170           20,490
Mmcfe                                            5,326            6,075           23,323           25,781
Mmcfe (Daily Rate)                                57.9             66.0             63.9             70.6

Average Prices:
Oil (per Bbl)                                   $53.06           $50.14           $55.73           $39.28
Natural Gas (per Mcf)                             7.19            11.15             7.77             7.84
     Per Mcfe                                     7.57            10.60             8.11             7.57

Oil and Natural Gas Revenues                   $40,318          $64,373         $189,041         $195,255
Lease Operating Expenses                         6,564            3,637           22,614           15,860
     Per Mcfe                                     1.23             0.60             0.97             0.62
Severance and Ad Valorem Taxes                   2,712            2,124           11,259            8,811
     Per Mcfe                                     0.51             0.35             0.48             0.34
General and Administrative Expense               2,798            4,665           16,674           18,010
     Per Mcfe                                     0.53             0.77             0.71             0.70
Interest Expense                                 1,644            1,448            5,982            4,724
     Per Mcfe                                     0.31             0.24             0.26             0.18

Discretionary Cash Flow (1)                    $26,562          $50,828         $132,360         $148,335
     Per Mcfe                                     4.99             8.37             5.68             5.75

Net Earnings (Loss) Applicable to               $2,821          $14,320        ($73,884)          $27,849
Common Stockholders

Per Common Share (Basic)                         $0.03            $0.17          ($0.84)            $0.33
Per Common Share (Diluted)                       $0.03            $0.16          ($0.84)            $0.31



(1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except per share)
                                   (Unaudited)

                                                                Q4-06             Q4-05
                                                             ------------------------------      -----------------------------
                                                                  THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                             ------------------------------      -----------------------------
                                                               DEC. 31,         DEC. 31,          DEC. 31,         DEC. 31,
                                                                 2006             2005              2006             2005
                                                             -------------     ------------      ------------     ------------
Revenues:
Oil and natural gas                                             $40,318          $64,373          $189,041         $195,255
Interest and other                                                  534              331             1,916              441
                                                             -------------     ------------      ------------     ------------
Total revenues                                                   40,852           64,704           190,957          195,696
                                                             -------------     ------------      ------------     ------------

Operating costs and expenses:
Oil and natural gas operating                                     6,564            3,637            22,614           15,860
Severance and ad valorem taxes                                    2,712            2,124            11,259            8,811
Depletion and depreciation                                       20,671           26,902           106,067           97,354
General and administrative                                        2,798            4,665            16,674           18,010
Accretion expense                                                   538              322             1,588            1,120
Hurricane damage repairs                                          1,330            2,316             4,314            3,066
Impairment of long-lived assets                                       -                -           134,865                -
                                                             -------------     ------------      ------------     ------------
Total operating costs and expenses                               34,613           39,966           297,381          144,221
                                                             -------------     ------------      ------------     ------------

Net Earnings (Loss) before interest
and income taxes                                                  6,239           24,738          (106,424)          51,475

Other expenses:
Interest expense                                                  1,644            1,448             5,982            4,724

Taxes on income:
         Current                                                   (134)              35               369             (568)
         Deferred                                                 1,908            8,935           (38,891)          18,568
                                                             -------------     ------------      ------------     ------------
Net Earnings (Loss)                                               2,821           14,320           (73,884)          28,751

Dividends on preferred stock                                          -                -                 -              902
                                                             -------------     ------------      ------------     ------------
Net Earnings (Loss) applicable to common stockholders            $2,821          $14,320          ($73,884)         $27,849
                                                             =============     ============      ============     ============

Net Earnings (Loss) per share:
 - Basic                                                          $0.03            $0.17            ($0.84)           $0.33
                                                             =============     ============      ============     ============
 - Diluted                                                        $0.03            $0.16            ($0.84)           $0.31
                                                             =============     ============      ============     ============

Weighted average common shares outstanding:
 - Basic                                                         89,128           86,771            87,670           84,527
 - Diluted                                                       94,490           92,327            87,670           90,090

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                              DEC. 31, 2006              DEC. 31, 2005
                                                           ---------------------       -------------------
ASSETS

Cash and cash equivalents                                           $31,424                    $23,265
Other current assets                                                 37,662                     45,394
                                                           ---------------------       -------------------
      Total current assets                                           69,086                     68,659
                                                           ---------------------       -------------------

Property, equipment and other assets                                398,809                    487,143
                                                           ---------------------       -------------------
      Total assets                                                 $467,895                   $555,802
                                                           =====================       ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                 $50,539                    $51,721

Long-term debt, net of current maturities                            75,000                     75,000

Other liabilities                                                    21,559                     51,516

Common stockholders' equity                                         320,797                    377,565
                                                           ---------------------       -------------------
      Total liabilities and stockholders' equity                   $467,895                   $555,802
                                                           =====================       ===================

               THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                            ------------------------------    ------------------------------
                                                             DEC. 31,          DEC. 31,         DEC. 31,         DEC. 31,
                                                               2006              2005             2006             2005
                                                            ------------     -------------    -------------    -------------
RECONCILIATION OF DISCRETIONARY CASH FLOW (DILUTED) TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:

DISCRETIONARY CASH FLOW (DILUTED)                              $26,562           $50,828         $132,360         $148,335
Adjustments to reconcile discretionary cash flow to net
cash provided by operating activities:
     Net changes in working capital                               (690)          (13,185)           4,653          (14,725)
                                                            ------------     -------------    -------------    -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                      $25,872           $37,643         $137,013         $133,610
                                                            ============     =============    =============    =============

                        THE MERIDIAN RESOURCE CORPORATION
                         CURRENT SUMMARY OF NATURAL GAS
                          AND CRUDE OIL HEDGE POSITIONS


                          NATURAL GAS COSTLESS COLLARS

                           CONTRACTED            FLOOR           CEILING
      CONTRACT               VOLUME              PRICE            PRICE
       PERIOD             (MMBTU/QTR)          ($/MMBTU)        ($/MMBTU)
  ------------------    -----------------     -------------    -------------
      Q1 -- '07                1,960,000         $7.61            $10.95
      Q2 -- '07                1,600,000         $7.50            $11.05
      Q3 -- '07                1,350,000         $7.00            $11.50
      Q4 -- '07                1,110,000         $7.00            $11.50


                           CRUDE OIL COSTLESS COLLARS

                           CONTRACTED            FLOOR           CEILING
      CONTRACT               VOLUME              PRICE            PRICE
       PERIOD              (BBLS/QTR)           ($/Bbl)          ($/Bbl)
  ------------------    -----------------     -------------    -------------
      Q1 -- '07                   53,000         $52.26           $79.00
      Q2 -- '07                   48,000         $52.50           $79.53
      Q3 -- '07                   45,000         $60.22           $84.24
      Q4 -- '07                   43,000         $64.16           $87.01
      Q1 -- '08                   39,000         $63.85           $86.68
      Q2 -- '08                   37,000         $64.05           $86.93
      Q3 -- '08                   12,000         $64.17           $87.07